EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION

            ANNOUNCES PURCHASE AGREEMENT BY INVESTORS LED BY INSIDERS
                    AND RESIGNATION OF CERTAIN BOARD MEMBERS

     Houston, Texas/Shreveport, Louisiana - May 12, 2003. Goodrich Petroleum Corporation today announced that certain investors, including insiders Patrick
E. Malloy, III, the Company's Chairman of the Board, board members Josiah T. Austin, Sheldon Appel and Walter G. Goodrich, also the Company's Vice-Chairman and Chief Executive Officer, and Robert C. Turnham, Jr., President and Chief Operating Officer, have entered into a purchase agreement to buy certain shares of common stock and warrants of the Company over a thirteen month period of time from a group of selling shareholders led by Hambrecht & Quist Guaranty Finance, LLC (hereinafter collectively referred to as the "H&Q Parties"). The Company also announced the resignations of Donald M. Campbell and Michael Y. McGovern, board representatives of the H&Q Parties, from its board of directors in conjunction with the transaction.

PURCHASE AGREEMENT
------------------

     Certain of the H&Q Parties filed a Schedule 13D with the Securities and Exchange Commission on October 15, 1999, as amended on January 16, 2003 to include all of the H&Q Parties and to designate the parties as a group, for the purpose of coordinating the disposition of some or all of the common stock and warrants owned by them. The H&Q Parties have entered into a purchase agreement with the buyers under the following terms.

     At Closing, which will occur no later than ten business days from execution of the agreements by all of the parties, the buyers will purchase from the H&Q Parties 2.7 million shares of common stock and/or warrants of the Company valued at $3.00 per share. In addition to the initial purchase of 2.7 million shares and/or warrants, there are three put options granted to the H&Q Parties and three call options granted to the buyers, with separate exercise periods over a thirteen month period, of one (1) million shares each, under the following terms:


         Option...                  Exercise Period          Number of Shares

         First Put Option           12/29/03 - 1/5/04            1,000,000
         First Call Option          1/06/04 - 1/12/04            1,000,000

         Second Put Option           3/29/04 - 4/2/04            1,000,000
         Second Call Option           4/5/04 - 4/9/04            1,000,000

         Third Put Option            6/28/04 - 7/2/04            1,000,000
         Third Call Option           7/6/04 - 7/12/04            1,000,000

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     Any  shares  sold  pursuant  to a put  option  will not be  subject  to the immediately following call option.

Pricing
-------

     The purchase price per share of common stock in each of the put or call options will equal the greater of (i) $2.05 and (ii) the lesser of 90% of (A) the volume weighted average price for the twenty trading days immediately preceding the exercise period and (B) $4.50. The purchase price per warrant will equal the purchase price per share of common stock under the above formula minus the per share exercise price of the warrant.

Standstill
----------

     The H&Q Parties have agreed, except as contemplated by this purchase agreement, to not buy or sell any common stock or warrants of the Company prior to expiration of the Third Call Option exercise period on July 12, 2004.

Termination of Selling Group
----------------------------

     The H&Q Parties terminated the selling group immediately prior to the execution of the purchase agreement.

BOARD RESIGNATIONS
------------------

     Donald M. Campbell and Michael Y. McGovern have resigned from the Company's board of directors in conjunction with this transaction. Messrs. Campbell and McGovern came on the board as a result of a September 1999 private placement of securities by an investor group led by Hambrecht & Quist Guaranty Finance, L.L.C.

     Commenting on the transaction and the resignations from the board by Messrs. Campbell and McGovern, the Company's Chairman Patrick E. Malloy, III. stated "We are pleased to be able to announce this important transaction. While the Company is neither buying nor selling any of its securities in this transaction, we believe the initial purchase and subsequent put and call options removes a considerable amount of uncertainty in our stock resulting from the H&Q Group's amended 13-D filings this year. We are also pleased to have been able to place the majority of these shares with individuals who understand and recognize the future prospects and potential of our Company, many of whom are currently members of our board and management. Messrs. Campbell and McGovern, who joined the board subsequent to the September 1999 private placement, have been important and supportive members of our board of directors and we wish them well in their future endeavors."


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     Certain  statements in this news release regarding future  expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange under the symbol "GDP." The majority of its oil and gas properties are in Louisiana and Texas.


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